                                                                    EXHIBIT 10.1

                         SEVERANCE AGREEMENT AND RELEASE

         THIS SEVERANCE AGREEMENT AND RELEASE (this "AGREEMENT") is made and entered into by and among EDWARD R. POOLEY ("MR. POOLEY"), ST. JOSEPH CAPITAL CORPORATION, a Delaware corporation (the "COMPANY"), and ST. JOSEPH CAPITAL BANK (the "BANK"), an Indiana state bank, and this Agreement is effective as of the Effective Date (as defined in SECTION 15).

         WHEREAS, Mr. Pooley has been employed by the Company and the Bank; and

         WHEREAS, Mr. Pooley's employment with the Company and the Bank terminated by mutual agreement; and

         WHEREAS, the parties are desirous of effecting an amicable separation, and to effect such desire, the Company offers Mr. Pooley a severance amount if Mr. Pooley agrees to settle, compromise and dispose of any and all claims and issues of any kind and nature that Mr. Pooley has, or may have, or may claim to have against the Company and the Bank, including, but not limited to, any claims arising out of, or in any way related to, Mr. Pooley's employment or Mr. Pooley's separation from employment with the Company and the Bank; and

         NOW, THEREFORE, the parties agree as follows:

         SECTION 1. RESIGNATION FROM EMPLOYMENT AND OFFICER POSITIONS. Mr. Pooley hereby resigns from his employment with both the Company and the Bank and from his officer positions with both the Company and the Bank, all such resignations effective October 9, 2003, and his last date of employment shall be October 9, 2003.

         SECTION 2. SEVERANCE. In consideration for the promises made in this Agreement, the Company agrees to pay Mr. Pooley severance pay in the aggregate sum of one hundred and twenty-six thousand two hundred and ninety-five dollars ($126,295), less applicable withholding taxes, employment taxes, and other deductions properly chargeable to Mr. Pooley to the extent required by law, representing salary for a twelve (12) month period and a bonus. The Company agrees that Mr. Pooley has the option of requesting that all or any portion of the $126,295.00 shall be paid to Mr. Pooley before December 31, 2003. Any portion of the severance pay of $126,295.00 that is not paid by December 31, 2003, shall be paid to Mr. Pooley on January 2, 2004. Mr. Pooley expressly agrees, understands, and acknowledges that the severance pay provided to him under this SECTION 2 and the rights and benefits conferred in SECTION 5 and
SECTION 6 constitute amounts and rights in excess of that to which a separated employee of the Company or the Bank would be entitled without entering into this Agreement and are being provided by the Company as consideration for Mr. Pooley entering into this Agreement, including, but not limited to, the provisions of
SECTION 10 and SECTION 12 and the release of claims and waiver of rights provided for in SECTION 11.

         SECTION 3. ACCRUED COMPENSATION AND VACATION PAY. Mr. Pooley will be provided a final pay check on October 15, 2003, for all salary and vacation pay earned through his last date of employment in accordance with Company and Bank policies. No later than October 10,

2003, Mr. Pooley shall provide to management his accounting of any vacation pay earned but not taken as of October 9, 2003.

         SECTION 4. COBRA RIGHTS. The Bank shall provide Mr. Pooley with an opportunity to continue, at Mr. Pooley's expense, health insurance for eighteen
(18) months in accordance with the provisions of COBRA.

         SECTION 5. STOCK OPTIONS. The Company agrees to take all actions necessary to cause Mr. Pooley's unvested stock options, as set forth below, to vest and become fully exercisable as of the Effective Date (as defined in SECTION 15 below). Mr. Pooley agrees and acknowledges that all stock options held by him must be exercised within ninety (90) days of October 9, 2003, and shall remain subject to the terms and conditions of the St. Joseph Capital Corporation 1996 Stock Incentive Plan and the applicable grant agreements by and between Mr. Pooley and the Company.

                             UNVESTED STOCK OPTIONS

            GRANT DATE                 EXERCISE PRICE            NUMBER OF UNVESTED OPTIONS
            ----------                 --------------            --------------------------
        February 22, 1999                  $16.75                          1,000
        November 1, 2001                   $11.60                          4,000
        September 30, 2002                 $19.00                         1,382.50

         SECTION 6. TAG ALONG RIGHTS UPON CHANGE OF CONTROL. If at any time after October 9, 2003, and through April 9, 2005, there is a public announcement by the Company of a "Change of Control of Company" (as defined below) and that publicly-announced Change of Control of Company closes, and if (a) Mr. Pooley has fully complied with all provisions of SECTION 9, SECTION 10 and SECTION 12 of this Agreement through the closing of the Change of Control of Company, and
(b) Mr. Pooley has, during the period commencing on October 9, 2003, and ending on the date of the public announcement of the Change of Control of Company, sold, in a bona fide, arm's length transaction, any Company common stock acquired pursuant to the exercise of a stock option granted by the Company ("OPTION SHARES"), then the Company, or its successor, agrees to pay to Mr. Pooley within ten (10) days of Mr. Pooley's written demand an amount equal to:
(i) the per share price received by the Company's stockholders as a result of the Change of Control of Company minus the per share price, excluding any commissions, at which Mr. Pooley sold the Option Shares; times (ii) the number of Option Shares sold. Within three (3) business days of the sale of any Option Shares, Mr. Pooley shall provide the Company with a signed written notice of the number of Option Shares sold, the date of sale and the per share price at which they were sold, and a copy of any trade confirmation statement. For purposes of this Section, a "Change of Control of Company" shall mean the acquisition by any person or entity of: (y) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of greater than 51% of the then issued and outstanding voting stock of the Company through any transaction; or (z) all or substantially all of the assets of the Company. If Mr. Pooley breaches any of his obligations under SECTION 9, SECTION 10 or
SECTION 12 of this Agreement, then he automatically forfeits his tag along rights under this SECTION 6. In addition, the tag along rights provided in this
SECTION 6 shall not attach to any shares of the Company's common stock that Mr. Pooley purchases in the open market.

         SECTION 7. EXPENSE REIMBURSEMENT. The Company agrees to reimburse Mr. Pooley for all appropriate business expense reimbursements incurred through October 9, 2003, and submitted in accordance with the Company's policy regarding expense reimbursements. Mr. Pooley agrees to submit such expenses for reimbursement no later than October 10, 2003.

         SECTION 8. REPRESENTATIONS AND WARRANTIES.

                  (a) Mr. Pooley hereby represents and warrants that any business information that he has acquired during his employment and that he reasonably believes is or would be of significance to the Company or the Bank and that is not otherwise known to the Company or the Bank has been conveyed to either Mr. John Rosenthal, Mr. Brian Brady or Mr. Todd Martin.

                  (b) Mr. Pooley further represents and warrants to the Company and the Bank that he has not said or done anything, or omitted to say or do anything, that: violates any law, regulation or policy and procedure of the Company or the Bank; or would give rise to any claim, suit or action by either the Company or the Bank against him.

         SECTION 9. CONDUCT. The Company, the Bank and Mr. Pooley agree that, at all times following the signing of this Agreement, they shall not engage in any vilification of or slander against the other, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, performance, capability, methods of doing business, the quality of products and services, role in the community or treatment of employees. The parties further agree to do nothing that would damage the other's business reputation or good will. For purposes of this SECTION 9, the persons whose actions may be attributable to the Company or the Bank are limited to each director of the Company and each director and the current three Senior Vice Presidents of the Bank. The Company and the Bank agree that, if called by any prospective employer of Mr. Pooley for a reference, the Company and the Bank shall simply confirm Mr. Pooley's dates of employment and his job titles. Mr. Pooley agrees that he shall direct all communications for references to Mr. Rosenthal, Chairman of the Board of the Company.

         SECTION 10. EMPLOYMENT AGREEMENT TERMINATION. The Company and Mr. Pooley agree and acknowledge that the certain Employment Agreement between Mr. Pooley and the Company dated October 1, 2002, as amended (the "Employment Agreement"), shall terminate as of the Effective Date, provided, however, that
SECTION 3 and SECTION 5 of the Employment Agreement shall survive the termination of the Employment Agreement and those sections are expressly incorporated herein by reference.

         SECTION 11. RELEASE AND WAIVER OF ALL CLAIMS.

                  (a) Mr. Pooley, on his own behalf and that of his heirs, representatives, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, the Bank, their predecessors, successors, subsidiaries, affiliates, and assigns, and its and their directors, officers, employees and agents, whether in their individual or official capacities, and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities, from any and all liability, claims and demands, including, but not limited to, claims, demands or actions arising under the Company's and the Bank's policies and procedures, whether formal or informal; the United States or State of Indiana Constitutions; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Indiana Civil Rights Act; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to Mr. Pooley's employment with the Company or the Bank or other association with the Company or the Bank, including, but not limited to, Mr. Pooley's termination from employment with the Company and the Bank, the Employment Agreement, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Indiana or any other state including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel and negligence. This release shall not apply to any claim based on any act that occurs after the Effective Date or to bar any claim for enforcement of the rights under this Agreement.

                  (b) Based on Mr. Pooley's representations and warranties contained in SECTION 8, the Company and the Bank, on behalf of themselves and their respective directors, officers, successors and assigns, hereby release and discharge Mr. Pooley and his heirs, representatives, executors, attorneys, administrators, successors and assigns, from any and all liability, claims and demands, including, but not limited to, claims, demands or action arising under the Company's and the Bank's policies and procedures, whether formal or informal; the United States or State of Indiana Constitutions; and Mr. Pooley's employment with the Company or the Bank or other association with the Company or the Bank. This release shall not apply to any claims based on any act that occurs after the Effective Date or to bar any claim for enforcement of the rights under this Agreement. This release shall be considered null and void if any of the representations and warranties made by Mr. Pooley in SECTION 8 are, or are proven to be, untrue or inaccurate.

         SECTION 12. COVENANT NOT TO SUE.

                  (a) Mr. Pooley represents and warrants that he has not assigned or filed any claim, demand or charge to date against the Company or the Bank or any of their respective directors, officers or employees. Mr. Pooley further represents and warrants that he will not sue the Company or the Bank, or its or their officers, directors, shareholders, employees, or agents with respect to any action of the Company, the Bank or their directors, officers or employees related to anything that has occurred or failed to occur from the inception of the Company or the Bank until the Effective Date. This covenant shall not bar any suit to enforce the rights under this Agreement.

                  (b) Based on Mr. Pooley's representations and warranties contained in SECTION 8, the Company and the Bank represent and warrant that they have not assigned or filed any claim, demand or charge to date against Mr. Pooley or any of his heirs or agents. The Company and the Bank further represent and warrant that they will not sue Mr. Pooley or his heirs or agents with respect to any action by Mr. Pooley related to anything that has occurred or failed to occur from the inception of the Company or the Bank until the Effective Date. This covenant shall not bar any suit to enforce the rights under this Agreement. This covenant shall be considered null and void if any of the representations and warranties made by Mr. Pooley in SECTION 8 are, or are proven to be, untrue or inaccurate.

         SECTION 13. RETURN OF COMPANY PROPERTY AND PROVISION OF PASSWORDS. Mr. Pooley represents that he has returned all property of the Company and the Bank that is in his possession, custody or control, including all documents, records and tangible things that are not publicly available and reflect, refer or relate to the Company and the Bank's business affairs, operations or customers, and all copies of the foregoing. In addition, Mr. Pooley hereby provides the following passwords to the following systems and programs:

         System:                                 Password:
                  ---------------------------               ------------------
         System:                                 Password:
                  ---------------------------               ------------------

         SECTION 14. UNEMPLOYMENT. Mr. Pooley acknowledges that the Company is providing Mr. Pooley with the severance pay and benefits provided hereunder as a financial bridge during a possible period of unemployment for Mr. Pooley. Therefore, Mr. Pooley agrees that, if he applies for unemployment compensation under the Indiana unemployment insurance law or any other state or federal unemployment compensation law at any time prior to the date that is twelve (12) months after the date the severance payment is made hereunder, then in such event: (a) the Company shall provide the agency investigating that claim with a copy of this Agreement; and (b) Mr. Pooley shall immediately repay all payments made to him under SECTION 2 and he shall forfeit entitlement to any payments yet outstanding under SECTION 2.

         SECTION 15. REPRESENTATIONS. Mr. Pooley acknowledges that, in accordance with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, he has been advised to seek, and has been advised by, legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in SECTION
11. Mr. Pooley acknowledges that he has been offered at least twenty-one (21) days to consider this Agreement, and further acknowledges that any revisions to this Agreement will not restart the twenty-one (21) day period. After having been so advised, and without coercion of any kind, Mr. Pooley FREELY, KNOWINGLY, and VOLUNTARILY enters into this Agreement. Mr. Pooley further acknowledges that he may revoke this Agreement within seven (7) days after execution and further understands that this Agreement shall not become effective or enforceable until seven (7) days after execution (the "EFFECTIVE DATE"). Any revocation must be in writing and directed to St. Joseph Capital Corporation, 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, Attention: Chairman of the Board. If sent by mail, any revocation must be postmarked within such seven (7) day period and sent by certified mail, return receipt requested. If Mr. Pooley revokes this Agreement, then all obligations of the Company and the Bank under this Agreement, including, but not limited to, SECTION 2, SECTION 5 and SECTION 6 are also revoked.

         SECTION 16. NO ADMISSIONS. The Company and the Bank deny that they or any of their directors, officers, employees or agents have taken any improper action against Mr. Pooley, and Mr. Pooley agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or the Bank or any of its respective directors, officers, employees or agents.

         SECTION 17. CONFIDENTIALITY. Mr. Pooley and the Company and the Bank agree to keep the existence and the terms of this Agreement confidential, except as may be required by law or in connection with the preparation of tax returns, or as may be required to be disclosed by the Company in accordance with applicable federal securities laws.

         SECTION 18. INFORMATION REQUESTS. Mr. Pooley acknowledges and agrees that, if he has any questions regarding the terms of this Agreement or needs to contact the Bank relative to any issues in this Agreement, he shall direct all questions and inquiries to the Chairman of the Human Resources Committee of the Board of Directors of the Company.

         SECTION 19. NON-WAIVER. The Company's or the Bank's waiver of a breach of this Agreement by Mr. Pooley shall not be construed or operate as a waiver of any subsequent breach by Mr. Pooley of the same or of any other provision of this Agreement.

         SECTION 20. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties, and shall be final and binding as to all claims that have been or could have been advanced by or on behalf of Mr. Pooley pursuant to any claim arising out of or related in any way to Mr. Pooley's employment with the Company and the Bank and the termination of that employment.

         SECTION 21. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Indiana applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws, except that the law of the state of Delaware shall apply to all matters of corporate law and except to the extent superseded by federal law.

         SECTION 22. ASSIGNMENT. Other than the obligations of the Company under
SECTION 6 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by any of the parties to this Agreement without the prior written consent of the other parties to this Agreement and any purported assignment in violation hereof shall be void and of no effect.

         SECTION 23. JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Indiana, County of St. Joseph or, if it has or can acquire jurisdiction, in the United States District Court serving the County of St. Joseph and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         SECTION 24. NOTICES. Except as otherwise specifically provided in this Agreement, all notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or if mailed by registered or certified mail (return receipt requested) to a party at his or its address set forth on the signature page of this Agreement or to such other place as such party shall furnish to the other party in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; or
(c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service.

         SECTION 25. BINDING ON HEIRS. The rights and obligations of the parties under SECTION 2 and SECTION 6 of this Agreement shall inure to, and be binding upon, the heirs, representatives, executors and successors of the parties.



                     [THIS SPACE LEFT INTENTIONALLY BLANK]


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


         IN WITNESS WHEREOF each of the parties has executed this Agreement as of the dates set forth below each party's respective signature.

ST. JOSEPH CAPITAL CORPORATION


/s/ John W. Rosenthal                        /s/ Edward R. Pooley
-------------------------------------        -----------------------------------
By:     John W. Rosenthal                    Edward R. Pooley
Title:  Chief Executive Officer

3820 Edison Lakes Parkway                    50600 Pine Row Court
-------------------------------------        -----------------------------------
Mishawaka, Indiana  46545                    Granger, IN 46530
-------------------------------------        -----------------------------------
            Address                                       Address

Date:  October 15, 2003                      Date:  10/15/03
       ------------------------------               ----------------------------



ST. JOSEPH CAPITAL BANK


/s/  John W. Rosenthal
-------------------------------------
By:     John W. Rosenthal
Title:  Chief Executive Officer

3820 Edison Lakes Parkway
-------------------------------------
Mishawaka, Indiana  46545
-------------------------------------
              Address

Date:  October 15, 2003
       ------------------------------


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